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Exhibit (a)(2)

ARTICLES OF AMENDMENT

BROOKFIELD INVESTMENT MANAGEMENT GLOBAL
INFRASTRUCTURE INCOME FUND INC.

              Brookfield Investment Management Global Infrastructure Income Fund Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

              FIRST:    Article Second of the charter of the Corporation is hereby amended to change the name of the Corporation to:

        Brookfield Global Listed Infrastructure Income Fund Inc.

              SECOND:    The amendment of the charter of the Corporation as hereinabove set forth was approved by the Corporation's sole director and the amendment was limited to a change expressly authorized by § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

              The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his or her knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects and that this statement is made under penalties for perjury.

[signature page follows]

              IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Treasurer on the 6th day of July, 2011.

ATTEST:	BROOKFIELD INVESTMENT MANAGEMENT GLOBAL INFRASTRUCTURE INCOME FUND INC.
/s/ STEVENS PIRES Steven Pires Treasurer	By:	/s/ KIM G. REDDING Kim G. Redding President

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  Exhibit (a)(2)